Exhibit 2.1

AMENDMENT NO. 1 TO
STOCK PURCHASE AGREEMENT
This Amendment No. 1 to Stock Purchase Agreement (this “Amendment”) is entered into as of June 1, 2017 by and between Southland National Holdings, Inc., a Delaware corporation (“Buyer”), and Laguna Life Holdings SARL, a Luxembourg société à responabilité limitée (“Seller”). Capitalized terms used but not defined herein have the meanings given to such terms in the Original Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, Buyer and Seller are parties to a Stock Purchase Agreement, dated as of February 17, 2017 (the “Original Agreement”);
WHEREAS, pursuant to Section 11(q) of the Original Agreement, Buyer and Seller agreed to discuss in good faith transferring 10,000 shares of capital stock (the “PLIC NY Shares”) of Pavonia Life Insurance Company of New York, a New York insurance company (“PLIC NY”), to Seller prior to Closing;
WHEREAS, on the date hereof, Seller and Pavonia Life Insurance Company of Michigan, a Michigan insurance company and indirect wholly-owned subsidiary of Seller (“PLIC MI”), entered into a Stock Purchase Agreement (the “PLIC NY SPA”) pursuant to which PLIC MI agreed to sell the PLIC NY Shares to Seller on the terms and subject to the conditions contained therein (the “PLIC NY Transaction”);
WHEREAS, the PLIC NY Transaction will be consummated upon the receipt of the necessary regulatory approvals or waivers from the applicable Insurance Departments; and
WHEREAS, Buyer and Seller now desire to amend the Original Agreement in order to (a) provide for (i) the closing of the sale of the Holdings Shares (the “First Closing”) and (ii) the subsequent closing of the sale of the PLIC NY Shares (the “Second Closing”), in each case to Buyer, and (b) preserve the original business intention and understanding of Buyer and Seller when entering into the Original Agreement and for consummating the Transaction, all in the manner set forth herein.
NOW THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.    Amendments to Original Agreement.
(a)    Section 2(a) of the Original Agreement is hereby amended and restated in its entirety as follows:
“(a)    Basic Transaction. On and subject to the terms and conditions of this Agreement, (i) at the First Closing, Buyer shall purchase, acquire and accept from Seller, and Seller shall convey, assign, transfer and deliver to Buyer, all of the Holdings Shares, free and clear of all Liens (the “Holdings Transaction”), and (ii) at the Second Closing, Buyer shall acquire and accept from Seller, and Seller shall convey, assign, transfer and deliver to Buyer, all of the PLIC NY Shares, free and clear of all Liens (the “Second Transaction” and, together with the Holdings Transaction, the “Transaction”), all for the consideration specified below in Section 2(b).”
(b)    Section 2(b) of the Original Agreement is hereby amended to replace “Closing” with “First Closing”.
(c)    Section 2(c) of the Original Agreement is hereby amended and restated in its entirety as follows:
“(c)    Closing. The closing of the Holdings Transaction (the “First Closing”) and the closing of the Second Transaction (the “Second Closing” and/or the First Closing, as the case may be and the context requires, the “Closing”) shall each take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103 commencing at 10:00 a.m. Eastern Time on the last Business Day of the calendar month in which all conditions to the obligations of the Parties to consummate the Holdings Transaction and the Second Transaction, respectively (other than conditions with respect to actions the respective Parties will take at the First Closing and the Second Closing, respectively), are satisfied or waived by the appropriate Party, or such other appropriate date as the Parties may mutually determine in writing (with respect to the First Closing, the “First Closing Date,” with respect to the Second Closing, the “Second Closing Date,” and with respect to the First Closing Date and/or the Second Closing Date, as the case may be and the context requires, the “Closing Date”). Each Closing shall be deemed to be effective as of 11:59 p.m. Eastern Time on the respective Closing Date. Notwithstanding anything herein and for the purposes of clarity, (i) whenever a representation, warranty, covenant or other provision in this Agreement refers to an Acquired Company or the Acquired Companies as of the Closing, such references shall mean each Acquired Company or the Acquired Companies as of the First Closing and PLIC NY as of the Second Closing, (ii) all references to Closing Date or Closing in Section 4(k) shall be interpreted to mean “First Closing Date” or “First Closing” with respect to Holdings, PLIC MI and Enstar Life and “Second Closing Date” or “Second Closing” with respect to PLIC NY, and (iii) all references to Closing Date in Section 9 shall be interpreted to mean “First Closing Date” with respect to Holdings, PLIC MI and Enstar Life and “Second Closing Date” with respect to PLIC NY.”
(d)    Section 2(d) of the Original Agreement is hereby amended and restated as follows:
“(d)    Deliveries at Closing. At the First Closing, (i) Seller will deliver to Buyer (A) the stock certificate(s) representing the Holdings Shares and all of Seller’s right, title and interest thereto and therein, free and clear of all Liens, endorsed in blank or accompanied by a duly executed assignment document, (B) a duly executed certificate to the effect that Holdings is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (the “FIRPTA Statement”), and (C) the Limited Guaranty, duly executed by Enstar, (ii) Buyer will deliver to Seller (A) the Purchase Price as specified in Section 2(b) and (B) the Limited Guaranty, duly executed by Buyer, and (iii) each Party will deliver to the other Party a counterpart of the Transition Services Agreement, the PLIC NY Transition Services Agreement, and the Assignment and Assumption of Lease (together with this Agreement, the Transition Services Agreement, the PLIC NY Transition Services Agreement, the Limited Guaranty, the FIRPTA Statement, the Note, and the PLIC NY SPA, the “Transaction Documents”), in each case duly executed by such Party. At the Second Closing, Seller will deliver to Buyer the stock certificate representing the PLIC NY Shares and all of Seller’s right, title and interest thereto and therein, free and clear of all Liens, endorsed in blank or accompanied by a duly executed assignment document.”
(e)    Section 2(e) of the Original Agreement is hereby amended to replace “Closing” in the second sentence thereof with “First Closing”.
(f)    Section 5 of the Original Agreement is hereby amended to add the following as a new sentence at the end of Section 5(b)(i):
“Notwithstanding the foregoing, Buyer will file an Application for Approval of Acquisition of Control of PLIC NY with the New York State Department of Financial Services by the later of (i) June 30, 2017 or (ii) fifteen (15) days following the New York State Department of Financial Services’ approval or non-disapproval of the acquisition of PLIC NY by Seller or determination that such acquisition is exempt from N.Y. Ins. Laws § 1506.”
(g)    Section 5 of the Original Agreement is hereby amended to add the following as new Section 5(j):
“(j)    Split Closing Matters. (i) For purposes of determining the obligations of Seller under this Section 5 with respect to the Acquired Companies during the period after the First Closing and up to and including the Second Closing, references to the “Acquired Companies” or an “Acquired Company” shall be deemed to mean PLIC NY; (ii) the reference to “Closing” in Section 5(g) and Section 5(i) shall be deemed to refer to the First Closing; and (iii) the provisions of Section 5(h) shall operate, as applicable, at each Closing. Further, the Parties agree that the Promissory Note delivered by Seller to PLIC MI in connection with the closing of the PLIC NY Transaction will be assumed by Buyer or its designee as the payor thereunder at the Second Closing.”

(h)    Section 6(c), Section 6(d), Section 6(e) and Section 6(g) of the Original Agreement are hereby amended to replace (i) each reference to “Closing” with “First Closing” and (ii) each reference to the “Closing Date” with the “First Closing Date”. Seller’s ownership and operation of PLIC NY after the First Closing shall not constitute a breach or violation of Section 6(d) of the Original Agreement. All references in Section 6(h) of the Original Agreement to “Acquired Company” or the “Acquired Companies” as of the Closing shall mean each Acquired Company (other than PLIC NY) or the Acquired Companies (other than PLIC NY) as of the First Closing and PLIC NY as of the Second Closing.
(i)    Section 6(f)(i) of the Original Agreement is hereby amended and restated in its entirety as follows:
“(i)    Seller shall deliver to Buyer (1) the resignations of all members of the board of directors of each Acquired Company (other than PLIC NY) from their positions as directors of such Acquired Company immediately prior to the First Closing, such resignations to become effective upon the First Closing, and (2) the resignations of the directors of PLIC NY from their positions as directors of PLIC NY immediately prior to the Second Closing, such resignations to become effective upon the Second Closing.”
(j)    Section 6(g) of the Original Agreement is hereby amended and restated in its entirety as follows:
“(g)    Transition Services. Seller shall, or shall cause one of its Affiliates to, provide transition services to the Acquired Companies (other than PLIC NY) following the First Closing in accordance with the terms and conditions of a Transition Services Agreement, in the form attached hereto as Exhibit B (the “Transition Services Agreement”). Buyer shall cause PLIC MI to provide transition services to PLIC NY following the First Closing in accordance with a transition services agreement containing terms and conditions mutually satisfactory to the parties thereto (the “PLIC NY Transition Services Agreement).”
(k)    The Parties intend for the conditions precedent in Sections 7(a), 7(b)(i), 7(b)(ii), 7(b)(vi), 7(c)(i) and 7(c)(ii) to apply both to the First Closing (as each condition relates to the Acquired Companies) and to the Second Closing (as each condition relates to PLIC NY only). The Parties further intend for the conditions precedent in Sections 7(b)(iii), 7(b)(iv), 7(b)(v) and 7(c)(iii) to apply to the First Closing only. As a result, Sections 7(a), 7(b)(i), 7(b)(ii), 7(b)(vi), 7(c)(i) and 7(c)(ii) of the Original Agreement are hereby amended to replace (i) each reference to “Closing” (A) with “First Closing” in so far as it relates to the Acquired Companies and (B) with “Second Closing” in so far as it relates to PLIC NY and (ii) each reference to the “Closing Date” (A) with the “First Closing Date” in so far as it relates to the Acquired Companies and (B) with the “Second Closing Date” in so far as it relates to PLIC NY. The Parties hereby acknowledge that all of Seller’s representations and warranties in Section 3(a) and Section 4 of the Original Agreement (and the applicable sections of the Seller Disclosure Letter) shall be deemed modified to the extent necessary to account for the transactions contemplated by the PLIC NY SPA, the Note and the First Closing under the Original Agreement.  In particular, to the extent the accuracy of such representations and warranties is a condition to the Second Closing, the completion of the transactions contemplated by the PLIC NY SPA, the Note and the First Closing under the Original Agreement will not cause a failure of such condition to be satisfied.
(l)    The Original Agreement shall be amended to add a new Section 7(d) and to move the current Section 7(d) to Section 7(e):
“(d)    Additional Conditions to Buyer’s and Seller’s Obligation to Close Second Transaction.
(i)    The obligation of Buyer to effect the Second Closing is subject to the satisfaction (or waiver by Buyer) at or prior to the Second Closing of the following condition (in addition to the satisfaction or waiver of the conditions set forth in Section 7(a)): Seller shall have delivered (or caused to be delivered) to Buyer a certificate, dated as of the Second Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that (1) the conditions specified in Section 7(b)(i) are satisfied as of the Second Closing Date and (2) the covenants and agreements of Seller to be performed after the First Closing Date and on or before the Second Closing Date in accordance with this Agreement shall have been performed in all material respects.

(ii)    The obligation of Seller to effect the Second Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Second Closing of the following condition (in addition to the satisfaction or waiver of the conditions set forth in Section 7(a)): Buyer shall have delivered (or caused to be delivered) to Seller a certificate, dated as of the Second Closing Date and signed on behalf of Buyer by an executive officer of Buyer, stating that (1) the conditions specified in Section 7(c)(i) are satisfied as of the Second Closing Date and (2) the covenants and agreements of Buyer to be performed after the First Closing Date and on or before the Second Closing Date in accordance with this Agreement shall have been performed in all material respects.”
(m)    Sections 8(a), 8(b) and 8(c) of the Original Agreement are hereby amended to replace (i) each reference to “Closing” with “First Closing” and (ii) each reference to “Closing Date” with “First Closing Date.” The following paragraphs shall be added as new Sections 8(d), 8(e) and 8(f):
“(d)     Termination of the Second Closing. Notwithstanding anything to the contrary in this Agreement, the Second Transaction and the Second Closing (together with the obligations of the Parties with respect thereto, subject to Section 8(e)) may be terminated at any time prior to the Second Closing:
(i)    by mutual written consent of Seller and Buyer;
(ii)    by Seller or by Buyer, if the Second Closing shall not have occurred on or prior to the date that is twelve (12) months after the date of the First Closing; provided, that if the conditions set forth in Section 7(a)(i) or Section 7(a)(ii) have not been satisfied by such date, either Seller or Buyer may extend such date for two additional successive three (3) month periods (such date, as may be so extended, the “Second Closing Outside Date”); provided, further, that the right to terminate the Second Transaction and the Second Closing under this Section 8(d)(ii) shall not be available to either Party whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Second Closing to occur on or before such date;
(iii)    by Seller or by Buyer, if a Governmental Approval required under the Hart-Scott-Rodino Act to have been obtained in connection with the Second Transaction or a Governmental Approval required by any Insurance Department to consummate the Second Transaction shall have been denied and such denial shall have become final and nonappealable or a permanent injunction or other permanent Judgment issued by a court of competent jurisdiction shall have become final and nonappealable, preventing the consummation of the Second Transaction; provided that the Party seeking to terminate the Second Transaction and the Second Closing pursuant to this Section 8(d)(iii) shall have used its reasonable best efforts to obtain such Governmental Approval, or to prevent the entry of such permanent injunction or other permanent Judgment, as applicable, in each case, to the extent required by Section 5(a) and (b);
(iv)    by Buyer, if any of Seller’s representations and warranties contained in Section 3(a) or Section 4 of this Agreement shall fail to be true and correct (as such representations and warranties relate to PLIC NY only), or Seller shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement (as such covenants or other agreements relate to Seller’s obligations with respect to PLIC NY only), and such failure or breach would give rise to the failure of a condition set forth in Section 7(b)(i) or Section 7(b)(ii) and has not been cured by the earlier of (A) the date that is sixty (60) Business Days after the date that Seller has notified Buyer of such failure or breach and (B) the Second Closing Outside Date; provided that Buyer is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7(c)(i) or Section 7(c)(ii);
(v)    by Seller, if any of Buyer’s representations and warranties contained in Section 3(b) of this Agreement shall fail to be true and correct or Buyer shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7(c)(i) or Section 7(c)(ii) and has not been cured by the earlier of (A) the date that is sixty (60) Business Days after the date that Seller has notified Buyer of such failure or breach and (B) the Second Closing Outside Date; provided, that Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement (as such representations and warranties relate to PLIC NY only and such covenants or agreements relate to Seller’s obligations with respect to PLIC NY only) such that such failure or breach would give rise to the failure of a condition set forth in Section 7(b)(i) or Section 7(b)(ii); or
(vi)    by Buyer, upon written notice to Seller, within five (5) days following the date (if any) on which Buyer acquires the right to terminate this Agreement pursuant to Section 5(e); provided, that, for purposes of this Section 8(d)(vi), any development, event, occurrence or circumstance contemplated by Section 5(e) shall relate to PLIC NY only.
(e)     Effect of Termination of Second Closing. If either Party terminates the Second Transaction and the Second Closing pursuant to Section 8(d), all rights and obligations of the Parties hereunder to consummate the Second Transaction and the Second Closing shall terminate without any liability of either Party to the other Party with respect to the Second Transaction and the Second Closing; provided, however, that (i) the confidentiality provisions contained in Section 5(g) shall survive termination in accordance with their terms as to PLIC NY only and not as to any other Acquired Company; (ii) neither Party shall be relieved of any obligation or liability arising from any willful and deliberate breach by such Party of any representation, warranty, covenant or other provision of this Agreement; (iii) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; (iv) neither Party shall be liable for any consequential or punitive damages with respect to the termination of the Second Transaction and Second Closing; (v) all unpaid amounts due and payable by Seller to PLIC MI under the Note shall be accelerated and become immediately due and payable to Buyer; and (vi) all provisions of this Agreement relating to the First Closing shall remain in full force and effect, including without limitation the Parties’ rights and obligations under Section 6 (Post-Closing Covenants) and Section 10 (Indemnification) with respect to the First Closing.
(f)     Notice of Termination of Second Closing. In the event of termination by Seller or Buyer pursuant to Section 8(d), written notice of such termination shall be given by the terminating Party to the other Party.”
(n)    Section 10(a)(i)(D) of the Original Amendment is hereby amended and restated as follows:
“(D) any penalties or interest owed on or with respect to any unpaid Taxes of any Acquired Company (other than PLIC NY) for any period ending prior to the First Closing Date and of PLIC NY for any period ending prior to the Second Closing Date (in each case, other than penalties or interest resulting from a Buyer objection to a Tax Return prepared by Seller pursuant to Section 9(a) or 9(b));”
(o)    Section 10(e) of the Original Agreement is hereby amended to replace (i) each reference to “Closing” with “First Closing” and (ii) each reference to “Closing Date” with “First Closing Date”.
(p)    Section 10(g) of the Original Agreement is hereby amended to replace the last sentence thereof with the following:
“Notwithstanding anything to the contrary in this Agreement, except as expressly contemplated by Section 10(a)(i)(D) with respect to penalties and interest on or with respect to any unpaid Taxes of any Acquired Company (other than PLIC NY) for any period ending prior to the First Closing Date and of PLIC NY for any period ending prior to the Second Closing Date, Buyer shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to a Tax period (or portion thereof) beginning on or after September 30, 2016, (ii) are due to the unavailability in any Tax period (or portion thereof) beginning on or after September 30, 2016 of any net operating losses, credit or other Tax attributes from a Tax period (or portion thereof) ending on or prior to September 30, 2016, or (iii) result from transactions or actions taken by Buyer or any of its Affiliates (including, for the avoidance of doubt, the Acquired Companies) after the First Closing with respect to the Acquired Companies (other than PLIC NY) and after the Second Closing with respect to PLIC NY, in each case that are not contemplated by this Agreement.”
(q)    The following defined terms shall be added to Section 1 of the Original Agreement in the correct alphabetical location:

““First Closing” has meaning set forth in Section 2(c).”
““First Closing Date” has meaning set forth in Section 2(c).”
““Holdings Transaction” has meaning set forth in Section 2(a).”
““Note” means that certain Intercompany Promissory Note by Seller, as payor, and PLIC MI, as payee, to be issued under the PLIC NY SPA.”
““PLIC NY Share” means any share of common stock, par value $100.00 per share, of PLIC NY.”
““PLIC NY SPA” means that certain Stock Purchase Agreement dated as of June 1, 2017 by and between Seller and PLIC MI.”
““PLIC NY Transaction” means the sale of the PLIC NY Shares by PLIC MI to Seller pursuant to a Stock Purchase Agreement entered into on or prior to the First Closing.”
““PLIC NY Transition Services Agreement” has the meaning in Section 6(g).”
““Second Closing” has meaning set forth in Section 2(c).”
““Second Closing Date” has meaning set forth in Section 2(c).”
““Second Closing Outside Date” has meaning set forth in Section 8(d)(ii).”
““Second Transaction” has meaning set forth in Section 2(a).”
2.    No Other Amendments. Except as amended hereby, the Original Agreement remains unmodified and in full force and effect.
3.    Further Assurances. The Parties acknowledge that their intention is to facilitate the prompt completion of the First Closing through the changes reflected in this Amendment. In addition, in case at any time after the date hereof any further action is necessary to carry out the purposes of this Amendment and the intentions of the Parties, each Party will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party.
4.    Miscellaneous.
(a)    Succession and Assignment. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign either this Amendment or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
(b)    Counterparts. This Amendment may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
(c)    Governing Law; Venue; Service of Process.
(i)    This Amendment shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (and, to the extent applicable, U.S. federal Law) without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AMENDMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE. EACH PARTY HEREBY SUBMITS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE EXCLUSIVE JURISDICTION AND EXCLUSIVE VENUE OF THE AFORESAID COURTS IN DELAWARE AND

KNOWINGLY WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 4(c)(i).
(ii)    Each Party hereby (A) consents to service of process in any action between the Parties arising in whole or in part under or in connection with this Amendment or the transactions contemplated hereby in any manner permitted under the laws of the State of Delaware, (B) agrees that service of process made in accordance with clause (A) or by registered, certified mail, overnight carrier or courier, return receipt requested, at its address specified in Section 11(g) of the Original Agreement will constitute good and valid service of process in any such action and (C) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (A) or (B) does not constitute good and valid service of process.
(d)    Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE PARTIES REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AMENDMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(e)    Entire Agreement. This Amendment, together with the Original Agreement, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
(Signature page to follow.)

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

BUYER:

Southland National Holdings, Inc.

By: /s/ Lou E. Hensley
Name: Lou E. Hensley
Title: CEO

SELLER:

Laguna Life Holdings SARL

By: /s/ David Rocke
Name: David Rocke
Title: Director